Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Palatin Technologies, Inc.:

We consent to the use of our report dated September 12, 2014, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 7, 2014